CERTIFICATE OF AMENDMENT
                                   OF
                         ARTICLES OF INCORPORATION
                                   OF
                           COMPUDYNE CORPORATION

       The undersigned, being the duly elected qualified and acting President and secretary of CompuDyne Corporation, a Nevada corporation, hereby certify:

       1. That the following resolutions were adopted by the Board of Directors of CompuDyne Corporation, by unanimous written consent effective as of February 21, 2000:

       BE IT RESOLVED, that the Company's Articles of
       Incorporation be amended by deleting the first paragraph of Article 5th thereof, and by substituting in lieu thereof the following:

            "Article 5th.  The aggregate of shares of Capital
       Stock which the corporation shall be authorized to issue is 17,000,000 shares. 2,000,000 shares shall be Preference Stock, without par value, and 15,000,000 shares shall be Common Stock having a par value of $.75 per share."

       2. That following the adoption by the Board of Directors of CompuDyne Corporation of the foregoing resolution, the amendment of
Article 5th of the Articles of Incorporation of the corporation in accordance with such resolutions was approved by the stockholders of CompuDyne Corporation at the annual meeting thereof held on May 22, 2000 by stockholders entitled to exercise a majority of the voting power of CompuDyne Corporation.

       3. At the time of the meeting of stockholders of CompuDyne Corporation held on May 22, 2000, there were issued and outstanding 5,451,166 shares of common stock of CompuDyne Corporation entitled to vote; 5,131,234 shares were voted in favor of the amendment, 31,467 shares were voted against the amendment and stockholders holding 2,880 shares abstained from voting.

       IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 12th day of February, 2001.



                     /s/   Martin A. Roenigk, President
                           Martin A. Roenigk, President

                     /s/   William C. Rock, Secretary
                           William C. Rock, Secretary